Exhibit 16.1

BDO Seidman, LLP	233 N. Michigan Ave., Suite 2500
Accountants and Consultants	Chicago, Illinois 60601
Telephone (312) 856-9100
Fax. (312) 856-1379

May 14, 2009

Securities and Exchange Commission
100 F Street N.E.
Washington D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on May 14, 2009, to be filed by our former client, Fansteel Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours

/s/ BDO Seidman, LLP

BDO Seidman, LLP